UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2021

Alector, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38792	82-2933343
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd. Suite 600 South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 231-5660

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALEC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 1, 2021, Alector, Inc. (Alector) entered into a Collaboration and License Agreement (Collaboration Agreement) with Glaxo Wellcome UK Limited, a subsidiary of GlaxoSmithKline plc (GSK), pursuant to which Alector and GSK will collaborate on the global development and commercialization of progranulin-elevating monoclonal antibodies, AL001 and AL101.

The consummation of the Collaboration Agreement is subject to obtaining any necessary consents and approvals, including review by the appropriate regulatory agencies under the Hart-Scott-Rodino Act.

Following the consummation of the Collaboration Agreement, Alector will receive $700 million in upfront payments, $500 million expected to be paid in this third quarter of 2021 and $200 million expected to be paid in the first quarter of 2022. In addition, based on the development and commercialization plan for AL001 and AL101, Alector will be eligible to receive up to an additional $1.5 billion in clinical development, regulatory, and commercial launch-related milestone payments. In the United States, Alector and GSK will equally share profits and losses from commercialization of AL001 and AL101. Outside of the United States, Alector will be eligible for double-digit tiered royalties.

Alector and GSK will jointly develop AL001 and AL101. Alector will lead the global clinical development of AL001 and AL101, other than with respect to Phase 3 clinical studies for Alzheimer’s and Parkinson’s disease and other non-orphan indications, which will be led by GSK. Alector and GSK will share development costs 60% by GSK and 40% by Alector, except that Alector will solely bear the development costs of the initial Phase 2 clinical studies under the development plan, and the parties will share manufacturing development costs equally.

In the United States, Alector and GSK will be jointly responsible for commercialization of AL001 and AL101, with Alector leading the commercialization for orphan indications and GSK leading the commercialization for Alzheimer’s and Parkinson’s disease and other non-orphan indications. Outside the United States, GSK will be responsible for commercialization of AL001 and AL101 for all indications.

Alector may opt out of the sharing of development costs and of profit and losses from commercialization in the United States on a product-by-product basis. In such case, Alector will no longer conduct development or commercialization of that product and Alector will receive royalties on net sales of the product in the United States instead of a share of profits.

The Collaboration Agreement contains customary representations, warranties, covenants, and terms governing the prosecution and enforcement of intellectual property, and will continue in effect unless terminated by either party pursuant to its terms. Either Alector or GSK may terminate the Collaboration Agreement in its entirety for the other side’s insolvency or uncured material breach. GSK may terminate the Collaboration Agreement for convenience upon prior written notice.

For a specified period of time during the term of the Collaboration Agreement, Alector and GSK are subject to certain restrictions related to the clinical development and commercialization of certain products that have similar primary mechanisms of action as AL001 and AL101.

The foregoing description of the terms of the Collaboration Agreement is not complete and is qualified in its entirety by reference to the Collaboration Agreement, a copy of which Alector intends to file as an exhibit to a subsequent periodic report. Alector intends to redact certain confidential portions of the Collaboration Agreement upon filing because such confidential portions are not material and would be competitively harmful to Alector if publicly disclosed.

Item 7.01	Regulation FD Disclosure.

Alector and GSK jointly issued a press release on July 2, 2021 which is attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Alector and GSK Joint Press Release, dated July 2, 2021.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALECTOR, INC.

Date: July 7, 2021	By:	/s/ Arnon Rosenthal
Arnon Rosenthal, Ph.D.
Co-founder and Chief Executive Officer